Exhibit 10.24

EMPLOYMENT AGREEMENT

between

PROTEOMEDIX AG, Schafmattstr. 18, 8093 Zurich, Switzerland

(the “Employer”)

and

CHRISTIAN BRÜHLMANN, Pfirsichstr. 9, 8006 Zurich, Switzerland

(the “Employee”)

1.	POSITION AND RESPONSIBILITIES

1.1	The Employer hereby employs the Employee and the Employee accepts employment as Chief Financial Officer with a working quota of 100%.

1.2	The Employee’s responsibilities and tasks are specified by the Employer. The Employee’s responsibilities may, from time to time, be modified by the Employer to perform other assignments or assume further responsibilities.

1.3	Place of work is the employer’s place of business. The Employer reserves the right to relocate the Employee to another appropriate place of work.

2.	DURATION AND TERMINATION

2.1	This Agreement shall be effective as of 1. January 2012 and last for an indefinite period of time.

2.2	This Agreement may be terminated in writing by either party by respecting a 6 (six) months notice period effective at the end of a month.

2.3	The contractual employment relationship shall cease automatically without further notice at the end of the month during which the Employee shall reach the ordinary retirement age, upon death or retiring by reason of disability.

2.4	The contractual employment relationship shall cease automatically without further notice at the end of the month during which the Employee shall reach the ordinary retirement age, upon death or retiring by reason of disability.

3.	REMUNERATION

3.1	Annual Gross Base Salary

The Employee shall receive an annual gross base salary of CHF 135’000 (100% working quota basis) paid in 12 equal installments. The installments shall be paid at the latest on the :final day of each month. The remuneration shall compensate for all overtime, if any (see paragraph 5.2).

3.2	Annual Bonus

The payment of an annual bonus shall be on a voluntary basis, subject to the provision that even repeated payments without the reservation of voluntariness shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

3.3	Deductions

The salary and bonus payments are gross payments. The Employee’s share in the prevailing premiums for social security insurances mandatory under Swiss law such as “AHV”, “IV”, “ALV”, “EO” etc., as well as for the pension plan maintained by the Employer (see paragraph 6) shall be deducted from the payments made to the Employee. In addition, if applicable, withholding tax shall be withheld and deducted from the payments made and advantages granted to the Employee.

3.4	Stock Options

Based on its stock option program, the Employer may issue one or several stock option plan(s). The board of directors of the Employer shall determine and designate from time to time, in its free discretion, those employees (including the Employee) to whom options are to be granted. Upon the granting of options, if any, the Employer and the Employee shall enter into one or several separate option grant agreement(s).

4.	EXPENSES AND WORKING TOOLS

4.1	The Employer shall reimburse the Employee upon submission of appropriate expense vouchers (enclosing the relevant invoices) for reasonable business expenses from time to time. The Employee shall submit such expense vouchers monthly.

4.2	On termination of this Agreement, the Employee must return to the Employer all Employer’s property including, but not limited to, laboratory books and scientific data, which are in his possession or under his control and, if required to do so by the Employer, shall sign a declaration that he has complied with these obligations.

5.	WORKING HOURS/VACATIONS

5.1	The Employee agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him and further agrees that he shall devote, at least 42 hours per week (100% working quota basis) to service on behalf of the Employer. The Employee agrees to perform overtime work if necessary to properly fulfill his employment duties.

5.2	If the Employee performs overtime work he shall neither be entitled to a financial compensation nor to a compensation by free time.

5.3	The Employee shall be entitled to 25 days of paid vacations per calendar year (100% working quota basis) in accordance of the Swiss Code of Obligation.

5.4	The Employee shall further be entitled to legal public holidays.

5.5	The Employee shall be entitled to the following paid days off: three days at the time of his wedding, three days upon the death of a direct family member (spouse, child), two days at the time of birth of his child, one day upon the death of family member, a close friend or near relative, one day for moving apartment.

6.	PENSION FUND

The Employer agrees to establish a pension plan for the Employee at terms corresponding at least to the mandatory requirements of the Federal Law on Occupational Old Age, Survivors and Disability Benefit Plan (“BVG”). The Employer and the Employee shall pay their shares in the pension plan according to the applicable pension regulations.

7.	SICKNESS/ INSURANCE

7.1	If the Employee is prevented from working due to sickness or accident, he shall inform the Employer without delay and at the Employer’s request submit within three days a medical certificate. The Employer shall have the right to ask for a medical certificate as from the first day of absence. In case the Employee is prevented from work for a longer period of time than stated in the medical certificate, he shall so inform the Employer and at the Employer’s request submit another medical certificate.

7.2	If the Employee is by no fault of his own and due to reasons inherent in the Employee’s personality, such as for example sickness, accident, military service, pregnancy or lying-in, prevented from performing work, the Employee has a salary continuance during a 30-day period. After the expiry of this 30-day period, 80% of the Employee’s salary or the maximum insured salary by law respectively, will, in case of sickness or accident, be covered by the accident insurance or the sick pay insurance taken out by the Employer for a maximum duration of 2 (two) years.

The premiums for this accident insurance as well as for the sick pay insurance shall be shared by the Employer and the Employee.

8.	CONFIDENTIALITY, INVENTIONS AND LOYALTY

8.1	The separate confidentiality and assignment agreement (the “Confidentiality and Assignment Agreement”) forms an integral part of this Agreement.

8.2	The Employee shall devote his efforts exclusively to the Employer in furtherance of the Employer’s interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise (with or without remuneration) requires the written consent of the Employer. This shall not apply to the acquisition of shares in public companies for investment purposes. Membership in the board of directors or supervisory board or the like of other companies or entities shall also require the written approval of the Employer.

9.	NON-COMPETITION

9.1	In view of the fact that the Employee in the course of his employment under this Agreement will acquire knowledge of the Employer’s trade secrets and/or will have insight into the Employer’s customer base, the Employee undertakes not to perform any activity competing with the Employer in the field of research and development of protein-based cancer diagnostics in indications where company is active during the term of this Agreement well as after the term of this Agreement for a period of 12 (twelve) months, in Switzerland, the United States of America, Canada, the European Union, Japan, China, Singapore, Australia and Israel.

In particular, the Employee agrees:

not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Employer (i.e. protein-based cancer diagnostics in indications where company is active);

not to accept any part or full time employment in such a business or company or to act as consultant or representative of such a business or company;

not to directly or indirectly establish such a business or company.

A full or partial waiver of this non-competition clause may only be given by the CEO, subject to prior approval from the Board of Directors.

9.2	The Employee undertakes that he will not, for as long as he is an employee of the Employer and, in the event of him leaving the Employer without cause or the Employer terminating the employment relationship for cause, for a period of 12 (twelve) months thereafter, directly or indirectly approach, solicit or deal with in connection with the activities in the research and development of protein-based cancer diagnostics in indications where company is active, any customer, client, service provider, agent or distributor of the Employer with whom he had personal contact in the 12 (twelve) months preceding the termination of the employment relationship with the Employer.

10.	CONTRACTUAL PENALTY

10.1	Toe Employee understands that a breach of any obligation set forth in the paragraphs 8 and 9, including the Confidentiality and Assignment Agreement might cause serious damage to the Employer. In case the Employee breaches such an obligation, the Employer shall be entitled to seek judicial enforcement of such obligation. Furthermore, the Employee agrees to pay to the Employer an amount of half of his last annual salary as liquidated damages upon each breach of an obligation. The Employer’s right to claim damages exceeding the amount of liquidated damages is expressly reserved.

10.2	The payment of the liquidated damages does not relieve the Employee from the obligations under the paragraphs 8 and 9.

11.	MISCELLANEOUS

11.1	This Agreement replaces all prior understandings and/or contracts between the parties.

11.2	Amendments and additions to this Agreement must be in writing to be effective.

11.3	Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties, intention when agreeing on the invalid provision(s).

12.	APPLICABLE LAW AND JURISDICTION

12.1	This Agreement shall be governed by Swiss law.

12.2	Any dispute or difference arising between the parties relating to this Agreement shall be exclusively brought at the domicile of the party against whom action is brought, or at the place where the Employee usually performs his work, subject to the right of appeal to the competent courts of higher instance.

Place and date		Place and date

Zurich, 23.11.2011

ProteoMediX AG		Employee

/s/ Wilhelm Krek		/s/ Christian Brühlmann
by:	Wilhelm Krek	Christian Brühlmann

/s/ Ralph Schiess
by:	Ralph Schiess

CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

by and between

PROTEOMEDIX AG, a company duly organized and validly existing under the laws of Switzerland, having its registered office at Schafmattstrasse 18, 8093 Zurich, Switzerland

(the “Employer”)

and

CHRISTIAN BRÜHLMANN. domiciled at Pfirsicbstr. 9, 8006 Zurich, Switzerland.

(the “Employee”)

(each a “Party” and together the “Parties”)

PREAMBLE

WHEREAS, the Employer and the Employee are bound by an employment agreement, as restated and amended from time to time (the “Employment Agreement”);

WHEREAS, the Employer wishes to ensure that the Employee complies with all appropriate confidentiality obligations in connection with his employment with the Employer;

WHEREAS, the Parties acknowledge that the Employer’s business is based on innovation and know-how and thus that the Employer wishes to ensure that it is the owner of all intellectual property rights as well as of all know-how related to its business;

WHEREAS, the Employer wishes to build an innovation-friendly culture and wishes to encourage and reward creativity and innovation;

WHEREAS, this Agreement is to complete and where necessary to amend the Employment Agreement;

Now, THEREFORE, the Parties hereby agree as follows:

A.	DUTY OF CONFIDENTIALITY

Article 1

CONFIDENTIALITY

1.1	The Employee hereby acknowledges that the Employer possesses and will continue to possess, directly or indirectly, Confidential Information which is of commercial value to the business of the Employer and/or of its affiliated companies, its shareholders, its customers and other business partners, and that the employment creates a relationship of confidence and trust between the Employer and him.

1.2	The Employee hereby undertakes to keep confidential, and not to disclose to any third party, any Confidential Information that may come to his knowledge during the course of his activities for the Employer. The Employee shall not use any such information for his own benefit or for the benefit of others and undertakes to take all necessary measures to protect such confidential matters from access by any third party.

1.3	This obligation shall also exist with respect to any protected data and Confidential Information of third parties that the Employee gets to know while performing his obligations under this Agreement and the Employment Agreement.

1.4	The Employee hereby further undertakes not to make, without the prior written consent of the Employer, any form of copy or reproduction, by whatever mean, in whatever format and on whatever support, of Confidential Information, except to the extent that the Employee needs to make or use any such copies or reproductions in the framework of the performance of his contractual obligations for the Employer under the Employment Agreement, subject to any written regulations issued by the Company in this respect; the Employee undertakes to use appropriate and diligent care and to take reasonable precautions to protect such Confidential Information.

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1.5	For the purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, with respect to the Employer or the business of the Employer and/or of any affiliated company, any business, commercial and trade secrets, information relating to inventions, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, developments, trademarks, intellectual property rights, instruments, materials, products, services, research or development activities and plans, clinical, pre-clinical or other data, specifications, know-how, product plans, marketing plans, strategic plans, customers lists and details of contacts with customers, data regarding its shareholders, its customers or other business partners, markets, cost of production, prices, sales volumes or other financial or business data, promotional methods, technology, designs, drawings, engineering, software, hardware configuration, as well as any other information disclosed to the Employee by the Employer either directly or indirectly in writing, orally, by drawings or observations and any information in respect of which the Employer and/or any affiliated company is bound by an obligation of confidentiality to any third party.

1.6	Confidential Information shall not include information which (i) is or becomes generally known within the Employer’s industry through no fault of the Employee; (ii) is lawfully and in good faith made available to the Employee by a third party who did not derive it from the Employer and who imposes no obligation of confidence on the Employee; or (iii) is·required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and that reasonable advance notice is given to the Employer. However, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available.

1.7	The Employee acknowledges that he has been informed by the Employer that a breach of his obligation of confidentiality may fall within the scope of article 162 of the Swiss Criminal Code.

Article 2

RESTITUTION OF DATA AND DOCUMENTATION

The Employee shall return to the Employer, or someone duly authorized by said, all Confidential Information, in whatever format and on whatever support, upon termination of this Agreement or the Employment Agreement for whatever reason or upon first request at any time during the course of his employment with the Employer.

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B.	INTELLECTUAL PROPERTY RIGHTS

Article 3

TITLE TO AND TRANSFER OF INTELLECTUAL PROPERTY RIGHTS

3.1	All intellectual property rights including, but not limited to, patent rights, design rights, copyrights and related rights, database rights, trademark rights, as well as any rights in know-how and results relating to the business ensuing from the work performed by the Employee during the term of his employment with the Employer (the “Intellectual Property Rights”), shall exclusively vest in the Employer. The Employee may not, without the Employer’s written consent, disclose, multiply, use, manufacture, bring on the market or sell, lease, deliver or otherwise trade, offer, or register the results of his work.

3.2	Insofar as the Intellectual Property Rights are not vested in the Employer by operation of law (occasional inventions or designs, see article 332 of the Swiss Code of Obligations (“CO”)) or pursuant to Article 3.1 of this Agreement, the Employee covenants that he will transfer and, insofar as possible, hereby transfers, to the Employer such Intellectual Property Rights, provided however that the Employer may renounce such transfer or transfer back to the Employee any such Intellectual Property Rights at any time. The transfer of the Intellectual Property Rights includes the permission to process the works as well as to grant licenses to third parties with regard thereto. The Employee shall be entitled to an adequate compensation pursuant to article 332 paragraph 4 CO.

3.3	If a transfer should not be possible under the applicable law, the Employee shall grant to the Employer and its successors an exclusive, perpetual, transferable, royalty free license unlimited in terms of territory or contents to use and exploit such Intellectual Property Rights.

3.4	Subject to Article 3.2, last sentence, of this Agreement, the Employee acknowledges that his salary includes reasonable compensation for the loss/transfer of Intellectual Property Rights.

3.5	The Employee herewith expressly waives any other rights with respect to the results of the works which he may be entitled to as author or proprietor of any other rights, as the case may be, especially in view of the right to be granted access to the respective works, provided that the Employee shall be named as author or inventor in any scientific publication or any patent application, respectively, in accordance with standard academic practice generally accepted in Switzerland. The Employer is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any inventions, computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

3.6	The Employee must secure that the results found by the Employee related to the business during the term of his employment which may be subject to intellectual property rights protection, such as patent rights, copyright and other rights, as well as know-how are documented in an adequate manner and that such documentation is kept reasonably and regularly updated and made accessible and available to the Employer.

3.7	The Employee shall transfer ownership of such documentation to the Employer. The Employee shall furthermore grant to the Employer, upon its demand, all his support in the Employer’s efforts in obtaining Intellectual Property Rights, on a domestic as well as international level during and after the term of this Agreement and/or the Employment Agreement. For such purpose, the Employee shall help to file and submit all applications, specifications, declarations of assignment of rights as well as all other legal declarations and instruments and sign all documents required or desired by the Employer in order to fully transfer any Intellectual Property Rights in respect of such works to the Employer and its successors to enable the Employer and its successors to fully secure and to fully and exclusively exploit such works. In the Employee’s compliance with the aforementioned duties, the Employee shall, during and after the term of this Agreement and/or the Employment Agreement, not be entitled to any further compensation, it being understood that the Employee’s efforts after the term of this Agreement and/or the Employment Agreement shall be limited to signatures of documents and minimal expenses (e.g. for posting).

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C.	MISCELLANEOUS

Article 4

MISCELLANEOUS

4.1	Amendments. Amendments and additions to this Agreement including this clause must be in writing to be effective.

4.2	Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, whether oral or written, with respect to such subject matter.

4.3	Notices. Any notice or other communication made in connection with this Agreement shall be in writing and shall be either personally delivered, or mailed by certified mail, a recognized international courier service addressed at the addresses set out in the first page of this Agreement or at such other address as the Parties shall communicate.

4.4	Severability. Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the Parties’ intention when agreeing on the invalid provision(s).

4.5	No Waiver. The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this Agreement. The waiver of any breach of this Agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

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Article 5

TERM AND TERMINATION

5.1	This Agreement shall enter into effect upon its execution by the Parties.

5.2	This Agreement shall end simultaneously with the Employment Agreement except for Articles 1, 2, 3.5, 3.7, 4, 5.2, 6 and 7 of this Agreement which shall survive the end of this Agreement and the Employment Agreement for an unlimited time.

Article 6

GOVERNING LAW

This Agreement shall be governed by Swiss law. To the extent the terms hereof are inconsistent with the terms of the Employment Agreement, this Agreement shall prevail.

Article 7

JURISDICTION

Place of jurisdiction shall be Zurich, Switzerland.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in duplicate, each Party retaining one copy, in Zurich, effective as 23.11.2011.

PROTEOMEDIX AG		EMPLOYEE

/s/ Wilhelm Krek		/s/ Christian Brühlmann
Name:	Wilhelm Krek	Name:	Christian Brühlmann
Title:	Member of the Board of Directors

/s/ Ralph Schiess
Name:	Ralph Schiess
Title:	Chief Executive Officer

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